Exhibit 10.1

Sears Hometown and Outlet Stores, Inc.

5500 Trillium Blvd

Hoffman Estates, IL 60192

July 1, 2015

Mr. William A. Powell

1905 Stormy Court #203

Schaumburg, IL 60193

Dear Will,

On behalf of Sears Hometown and Outlet Stores, Inc. (“SHO”), we are pleased to extend to you our offer to serve as the Chief Executive Officer and President of SHO effective as of July 1, 2015 (the “Effective Date”). In this position, you will report directly to the Board of Directors of SHO (the “Board”). This letter, the terms of which have been mutually agreed upon by you and SHO, will govern the terms of your employment with SHO as of the Effective Date. Subsequent to your acceptance of this offer, you will be nominated as a member of the Board.

The key elements of your employment and compensation package are as follows:

1.	Annual Base Salary: $700,000.

2.	Cash Retention Award: On April 20, 2015 the Compensation Committee of the Board of Directors (the “Committee”) approved a cash retention award to you in the amount of $100,000, which is governed by a Cash Retention Agreement dated April 21, 2015. This award will continue in full force and effect.

3.	Annual Incentive Plans: You will continue to be eligible to participate in the Sears Hometown and Outlet Stores, Inc. Annual Incentive Plan (the “SHO AIP”) in accordance with, and subject to, its terms, with an annual incentive opportunity of 100% of your base salary. SHO AIP awards are made in the sole discretion of the Committee. Awards earned under the SHO AIP will be paid by April 15th of the fiscal year following the year to which they relate, provided that you are actively employed by SHO as of the payment date except as otherwise provided in your Amended and Restated Executive Severance Agreement referred to below. Further details regarding SHO AIP awards will be provided to you at the time of grant.

4.	Long-Term Incentive Plans: You will continue to be eligible to participate in the Sears Hometown and Outlet Stores, Inc. Long-Term Incentive Program (the “SHO LTIP”) in accordance with, and subject to, its terms, with an incentive opportunity of 200% of your base salary. SHO LTIP awards are made in the sole discretion of the Committee. You must be employed with SHO as of the grant date of any awards earned under the SHO LTIP in order to receive such awards. Further details regarding SHO LTIP awards will be provided to you at the time of grant.

5.	Executive Severance Agreement: Your Executive Severance Agreement with Sears Holding Corporation (“SHC”), dated November 7, 2007 and assigned to SHO in connection with its separation from SHC, has been amended and restated in the form mutually agreed upon by you and SHO and is in the form attached to this letter (the “Amended and Restated Executive Severance Agreement”). You acknowledge that, as a condition of your employment as SHO’s Chief Executive Officer and President, you will execute and deliver to SHO prior to the commencement of such employment the Amended and Restated Executive Severance Agreement.

6.	Paid Time Off: Each year, you will receive four (4) weeks of paid vacation, six (6) paid national holidays and four (4) paid personal days.

7.	Benefits: You will be eligible to participate in all retirement, health and welfare programs made available or sponsored by SHO on a basis no less favorable than other SHO executive officers, in accordance with the applicable terms, conditions, and availability of those programs.

8.	Moving Allowance: If you elect to move your family from the Cleveland, Ohio area to the Chicago, Illinois area, SHO will provide up to $100,000 to be used in connection with the sale of your current family home in the Cleveland, Ohio area, the purchase of a new family home in the Chicago, Illinois area, house-hunting trips, moving household goods, and brokerage fees. We will work with you and a third-party relocation-services provider to be selected by SHO to implement commercially reasonable arrangements for relocation assistance that will take in account your circumstances. Further details regarding relocation assistance will be provided to you. If either (a) you voluntarily terminate your employment prior to the first anniversary of the Effective Date other than for Good Reason (as defined in the Amended and Restated Executive Severance Agreement) or (b) prior to the first anniversary of the Effective Date SHO terminates your employment for Cause (as defined in the Amended and Restated Executive Severance Agreement), then you will repay to SHO all relocation assistance paid or reimbursed to you, or paid directly to vendors by SHO, no later than the 30th day following your last day of work. Your repayment obligation will include all taxes withheld for such amounts except to the extent prohibited by law or that SHO administratively recovers taxes withheld, including via reimbursement or credit for SHO’s benefit, from the applicable government authority.

Please note that this offer letter is subject to the approval of SHO’s Board, which will be sought by SHO management on or before July 1, 2015. SHO is required by the rules of the U.S. Securities and Exchange Commission (the “SEC”) to make public disclosures regarding your employment by SHO and the terms and conditions of this offer letter if it is executed by SHO and by you, and to thereafter file this offer letter as an exhibit to appropriate SEC reports that will be publicly available. The laws of the State of Illinois (without regard to its conflicts-of-law principles) govern this offer letter.

Will, we are excited about the important contributions that you will make to SHO in the role of Chief Executive Officer and President, and look forward to your acceptance of this offer.

This offer will expire if not accepted within one week of the date of this letter.

Sincerely,

Sears Hometown and Outlet Stores, Inc.

/s/ E.J. Bird
E.J. Bird
Chairman of the Board

Accepted:
/s/ William A. Powell
William A. Powell

July 1, 2015
Date

2